Zumiez Inc. Reports April 2012 Sales Results

Net Sales Increased 19.8% to $38.4 Million; April 2012 Comparable Store Sales Increased 10.1%

EVERETT, WA -- (Marketwire - May 02, 2012) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended April 28, 2012 increased 19.8% to $38.4 million, compared to $32.0 million for the four-week period ended April 30, 2011. The Company's comparable store sales increased 10.1% for the four-week period on top of a comparable store sales increase of 17.5% in the year ago period.

The Company's first quarter (13-weeks) comparable store sales were 12.9% on top of 12.6% in the prior year quarter (13-weeks)

To hear the Zumiez prerecorded April sales message, please dial (585) 295-6795 or (866) 862-7693 (no passcode is required).

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of April 28, 2012 we operated 444 stores in the United States and 11 stores in Canada, which are primarily located in shopping malls, and our web site address is www.zumiez.com.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200